Exhibit 99.1

Willis Group Reports Second Quarter 2008 Results; Continued Execution of Shaping Our Future Strategies for Profitable Growth Drives Results

7 Percent Growth in Reported Commissions and Fees; Strong 3 Percent Organic Growth in Commissions and Fees despite Soft Insurance Market

Reported Earnings per Diluted Share $0.27; Adjusted Earnings per Diluted Share increased 9 Percent to $0.59

NEW YORK--(BUSINESS WIRE)--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today reported results for the quarter and six months ended June 30, 2008.

“Our three percent organic commissions and fees growth is a testament to our successful top line growth strategies and diversified business mix, despite continued softness in the insurance marketplace,” said Joe Plumeri, Chairman and Chief Executive Officer.

“We continue to diligently execute Shaping our Future strategies for profitable growth with the key Shaping our Future Marketing and Client Profitability initiatives gaining momentum,” continued Plumeri. “We are recognizing identified cost savings and remain vigilant on expense management while continuing to make investments for future growth.”

Second Quarter 2008 Financial Results

Reported net income for the quarter ended June 30, 2008 was $39 million, or $0.27 per diluted share, compared with $78 million, or $0.54 per diluted share, a year ago. The results for the second quarter 2008 were significantly impacted by pre-tax charges totaling $62 million for contract buyouts, severance and other costs.

Excluding these charges, which are reviewed in detail later in this release, adjusted earnings per diluted share increased 9 percent to $0.59 in the second quarter 2008 from $0.54 a year ago. The impact of foreign currency translation increased second quarter 2008 earnings per diluted share by $0.01 compared with the second quarter 2007.

Total reported revenues for the quarter ended June 30, 2008 were $661 million compared with $626 million for the same period last year, an increase of 6 percent. The effect of foreign currency translation increased reported revenues by 4 percent.

Organic growth in commissions and fees was 3 percent in the second quarter 2008 compared with second quarter 2007. This reflected net new business won of 5 percent; there was a negative 2 percent impact from declining premium rates tempered by other market factors, such as higher commission rates, higher insured values and changes in limits and exposures. Improved client retention levels and momentum from Shaping our Future growth initiatives, such as Shaping our Future Marketing and Client Profitability, also contributed to organic growth.

The International business segment contributed 10 percent organic growth in commissions and fees in the second quarter 2008 compared with the same period in 2007. There was continued strength in Europe, especially Spain, Denmark and Norway, and in Latin America, as well as our emerging market countries including Russia and China.

The North America segment reported organic growth in commissions and fees of negative 1 percent compared with second quarter 2007 in a soft insurance market. The North America segment continues to make strategic investments in targeted practice areas and geographies.

The Global segment, which comprises Global Specialties and Reinsurance, recorded flat organic growth in commissions and fees in the second quarter 2008 compared with second quarter 2007. Global Specialties had positive organic growth in commissions and fees across many specialty businesses. Reinsurance reported negative organic growth in commissions and fees due to declining rates across most areas and higher retention levels by the primary carriers.

Reported operating margin was 11.6 percent for the quarter ended June 30, 2008 compared with 22.0 percent for the same period last year. Excluding the charges, adjusted operating margin was 21.0 percent for the quarter ended June 30, 2008 compared with 22.0 percent a year ago, as we continue to reinvest growth in strategic hires and key initiatives. Foreign exchange translation had a negative 40 basis point impact on the adjusted operating margin.

Six Months 2008 Financial Results

Reported net income for the six months ended June 30, 2008 was $205 million, or $1.43 per diluted share, compared with $247 million or $1.65 a year ago. The results for the first six months of 2008 were significantly impacted by pre-tax charges totaling $95 million for contract buyouts, severance and other costs.

Excluding these charges, which are reviewed in detail later in this release, adjusted earnings per diluted share increased 16 percent to $1.91 in the six months ended June 30, 2008, up from $1.65 a year ago. The impact of foreign currency translation increased earnings per diluted share for the first six months of 2008 by $0.09 compared with the first six months of 2007.

Total reported revenues for the six months ended June 30, 2008 were $1,456 million compared with $1,365 million for the same period last year, an increase of 7 percent. The effect of foreign currency translation increased reported revenues by 5 percent.

Organic growth in commissions and fees was 3 percent for the six months ended June 30, 2008 compared with the same period in 2007. This growth was attributed to net new business won of 4 percent; there was a negative 1 percent impact from declining premium rates tempered by other market factors such as higher commission rates, higher insured values and changes in limits and exposures.

Reported operating margin was 20.7 percent for the six months ended June 30, 2008 compared to 27.5 percent for the same period last year. Excluding the impact of the charges relating to severance and other costs, adjusted operating margin was 27.3 percent for the six months ended June 2008, relatively flat compared with the same period last year.

The effective underlying tax rate for the six months ended June 30, 2008 was 28.0 percent, excluding the tax effects of the disposal of the London headquarters and share-based compensation. The effective underlying tax rate for full year 2008 is currently estimated to remain at approximately 28.0 percent compared to 29.5 percent in full year 2007.

Capital

The Board of Directors declared a regular quarterly cash dividend on the Company’s common stock of $0.26 per share, an annual rate of $1.04 per share. The dividend is payable on October 13, 2008 to shareholders of record on September 30, 2008.

As at June 30, 2008, cash and cash equivalents totaled $205 million, total debt was $1.5 billion and total stockholders’ equity was $1.4 billion. There were no share repurchases during the quarter and $75 million has been repurchased to date under the existing $1 billion buyback authorization.

Announcement of Hilb Rogal & Hobbs Company Acquisition

On June 8, 2008, the Company announced the acquisition of Hilb Rogal & Hobbs Company (HRH), the eighth largest insurance and risk management intermediary in the United States.

Under the terms of the definitive agreement, the Company will acquire all of the outstanding shares of common stock of HRH for $46.00 per share (subject to adjustment based on changes in the Company’s stock price in the period prior to the closing of the acquisition), with approximately fifty percent of the total consideration being paid in cash and the other fifty percent being paid in stock. The total purchase price of approximately $2.1 billion includes the assumption of approximately $400 million of HRH existing debt. Over time, the Company plans to repurchase the majority of the shares issued in connection with the merger under its existing buyback authorization.

The transaction is expected to close in the fourth quarter of 2008, subject to customary closing conditions, including regulatory and HRH shareholder approval.

Outlook

The Shaping our Future strategy is a series of initiatives designed to deliver profitable growth, and as previously reported, the Company has decided to invest in further key hires and initiatives in 2008 and 2009. As previously announced, the Company is conducting a thorough review of all businesses to identify additional opportunities to rationalize its expense base to help fund a portion of these anticipated investments. The Company incurred a pre-tax charge of $62 million in the second quarter and $95 million through the six months ended June 30, 2008 in connection with this expense review for contract buyouts, severance and other costs, including property and systems rationalizations.

The Company currently anticipates that these charges and other actions arising from the expense review will lead to cost savings in the range of $25 million to $35 million in 2008, rising to approximately $45 million to $55 million in 2009. These savings are in addition to the anticipated annualized net benefit from the 2006 Shaping our Future charges currently estimated to be approximately $30 million in 2008 and $45 million by 2009.

Excluding these charges, the Company continues to expect an adjusted operating margin of approximately 24 percent in 2008, as underlying business growth and cost savings are reinvested for future growth. The Company issued revised financial goals in conjunction with the HRH acquisition announcement, and currently expects adjusted operating margin of approximately 24 percent in 2009 and 27 percent in 2010. The Company currently expects to deliver adjusted earnings per diluted share in the range of $2.85-$2.95 in 2008, $3.15-$3.25 in 2009, and $4.05-$4.15 in 2010. Company guidance is based on the assumption that the acquisition of HRH closes on December 31, 2008.

“Overall, we’re very pleased with our first-half performance. We said we were going to deliver industry-leading organic revenue growth and a steady adjusted operating margin this year. Thus far, we’ve done that, despite soft market conditions, thanks to the great progress we’re making with our Shaping our Future initiatives,” Plumeri said. “We’re building a solid platform for future profitable growth at Willis, both with the Shaping our Future strategy and with our pending acquisition of Hilb Rogal & Hobbs, which will double the size and footprint of our North America business.”

Conference Call and Web Cast

A conference call to discuss second quarter 2008 results will be held on Thursday, July 31, 2008, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 617-1526 (domestic) or +1 (210) 795-0624 (international) with a pass code of "Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through October 31, 2008 at 11:00 PM Eastern Time, by calling (800) 876-4955 (domestic) or +1 (203) 369-3997 (international) with no pass code, or by accessing the website.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 300 offices in some 100 countries, with a global team of approximately 16,000 Associates serving clients in some 190 countries. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate may occur in the future, including such things as the potential benefits of the business combination transaction involving Willis and HRH, our outlook and guidance regarding future adjusted operating margin and adjusted earnings per diluted share, future capital expenditures, expected growth in commissions and fees, business strategies, competitive strengths, goals, the anticipated benefits of new initiatives, growth of our business and operations, plans, and references to future successes are forward-looking statements. Also, when we use the words such as ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘probably’’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:

  our ability to achieve the expected cost savings, synergies and other strategic benefits as a result of the proposed acquisition or the amount of time it may take to achieve such cost savings, synergies and benefits expected due to the integration of HRH with our operations, the satisfaction of conditions to closing, including receipt of shareholder, regulatory and other approvals on the proposed terms and schedule for the proposed acquisition of HRH, our ability to implement and realize anticipated benefits of the Shaping our Future initiative and other new initiatives, the extent and timing of, and prices paid in connection with, any share repurchases under existing or future programs, our ability to retain existing clients and attract new business, and our ability to retain key employees, changes in commercial property and casualty markets, or changes in premiums and availability of insurance products due to a catastrophic event such as a hurricane, volatility or declines in other insurance markets and the premiums on which our commissions are based, impact of competition,
  the timing or ability to carry out share repurchases or take other steps to manage our capital, fluctuations in exchange and interest rates that could affect expenses and revenue, rating agency actions that could inhibit ability to borrow funds or the pricing thereof, domestic and foreign legislative and regulatory changes affecting both our ability to operate and client demand, potential costs and difficulties in complying with a wide variety of foreign laws and regulations, given the global scope of our operations, changes in the tax or accounting treatment of our operations, our exposure to potential liabilities arising from errors and omissions claims against us, the results of regulatory investigations, legal proceedings and other contingencies, and the timing of any exercise of put and call arrangements with associated companies.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors see also Part I, Item 1A ‘‘Risk Factors’’ included in Willis’s Form 10-K for the year ended December 31, 2007 and Item 1A of HRH’s Form 10-K for the fiscal year ended December 31, 2007, and similar sections of each company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008. Copies of said 10-Ks and 10-Qs are available online at http://www.sec.gov or on request from the applicable company.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

This press release includes supplemental financial information which may contain references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our generally accepted accounting principles (GAAP) information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated income statements for the three and six months ended June 30, 2008 and balance sheet as at that date.

Additional Information About the Proposed Merger and Where to Find It

In connection with the proposed transaction, Willis and HRH intend to file relevant materials with the Securities and Exchange Commission (“SEC”). Willis will file with the SEC a Registration Statement on Form S-4 that includes a proxy statement of HRH that also constitutes a prospectus of Willis. HRH will mail the proxy statement/prospectus to its shareholders. Investors are urged to read the proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Willis and HRH without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. You may also obtain these documents, free of charge, from Willis’s website (www.willis.com) under the tab “Investor Relations” and then under the heading “Financial Reporting” then under the item “SEC Filings.” You may also obtain these documents, free of charge, from HRH’s website (www.hrh.com) under the heading “Investor Relations” and then under the tab “SEC Filings.”

Willis, HRH and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from HRH shareholders in connection with the proposed transaction. Information about Willis’s directors and executive officers is available in Willis’s proxy statement, dated March 17, 2008. Information about HRH’s directors and executive officers is available in HRH’s proxy statement, dated March 31, 2008. Additional information about the interests of potential participants will be included in the prospectus/proxy statement when it becomes available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus, meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

WILLIS GROUP HOLDINGS LIMITED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues
Commissions and fees	$ 641	$ 600	$ 1,413	$ 1,311
Investment income	20	23	42	47
Other income	-	3	1	7
Total Revenues	661	626	1,456	1,365
Expenses
Salaries and benefits	428	360	839	737
Other operating expenses	141	114	290	225
Depreciation expense and amortization of intangible assets	17	17	33	33
Gain on disposal of London headquarters	(2)	(3)	(8)	(6)
Total Expenses	584	488	1,154	989
Operating Income	77	138	302	376
Interest expense	21	19	37	31
Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	56	119	265	345
Income taxes	12	36	72	104
Income before Interest in Earnings of Associates and Minority Interest	44	83	193	241
Interest in earnings of associates, net of tax	(3)	(4)	23	15
Minority interest, net of tax	(2)	(1)	(11)	(9)
Net Income	$ 39	$ 78	$ 205	$ 247

Earnings per Share
- Basic	$ 0.28	$ 0.55	$ 1.44	$ 1.68
- Diluted	$ 0.27	$ 0.54	$ 1.43	$ 1.65

Average Number of Shares Outstanding
- Basic	141	142	142	147
- Diluted	142	145	143	150

WILLIS GROUP HOLDINGS LIMITED
SUMMARY BALANCE SHEETS
(in millions) (unaudited)

	June 30,	December 31,
	2008	2007
Assets
Cash & cash equivalents	$205	$200
Fiduciary funds—restricted	1,767	1,520
Short-term investments	37	40
Accounts receivable, net	11,013	8,241
Fixed assets, net	344	315
Goodwill and intangibles, net	1,739	1,726
Investments in associates	247	193
Pension benefits asset	497	404
Other assets	373	309
Total Assets	$16,222	$12,948
Liabilities and Stockholders’ Equity
Accounts payable	$12,216	$9,265
Deferred revenue and accrued expenses	331	388
Net deferred tax liabilities	22	5
Income taxes payable	72	43
Long-term debt	1,460	1,250
Liability for pension benefits	42	43
Other liabilities	584	559
Total Liabilities	14,727	11,553
Minority interest	53	48
Total stockholders’ equity	1,442	1,347
Total Liabilities and Stockholders’ Equity	$16,222	$12,948

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

1. Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes the impact of foreign currency translation and acquisitions and disposals from reported commissions and fees. We use organic commissions and fees growth as a measure of business growth generated by operations that were part of the Company at the end of the period.

Adjusted operating income and adjusted net income

Our results have been impacted by the charge related to the 2008 expense review. We believe that excluding these items from operating income and net income as applicable, along with the GAAP measures, provides a more complete and consistent comparative analysis of our results of operations.

2. Analysis of Commissions and Fees

Organic growth in commissions and fees is defined as growth in commissions and fees excluding the impact of foreign currency translation and acquisitions and disposals. The percentage change in reported commissions and fees is the most directly comparable GAAP measure, and the following tables reconcile this change to organic growth in commissions and fees by business unit for the three and six months ended June 30, 2008:

	Three months ended June 30,			Change attributable to
	2008	2007(a)	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
Global	$191	$186	3%	3%	0%	0%
North America	193	194	(1)%	0%	0%	(1)%
Inter-national	257	220	17%	7%	0%	10%
Commissions and fees	$641	$600	7%	4%	0%	3%

a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees’ are now reported separately as ‘Other income’. As a result of this change, $3 million previously reported within North America’s commissions and fees in second quarter 2007 is now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the quarter ended June 30, 2007.

	Six months ended June 30,			Change attributable to
	2008	2007(b)	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
Global	$468	$447	5%	4%	0%	1%
North America	384	378	2%	0%	1%	1%
Inter-national	561	486	15%	8%	0%	7%
Commissions and fees	$1,413	$1,311	8%	5%	0%	3%

b) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees’ are now reported separately as ‘Other income’. As a result of this change, $7 million previously reported within North America’s commissions and fees in first half 2007 is now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the six months ended June 30, 2007.

3. 2008 Expense Review

The Company is conducting a thorough review of all businesses to identify additional opportunities to rationalize its expense base. Consequently, the Company incurred a pre-tax charge of $62 million ($45 million or $0.32 per diluted share after tax) in second quarter 2008 for contract buyouts, severance and other costs as analyzed in the following table:

	Three months ended June 30, 2008	Six months ended June 30, 2008
	Pre-tax	Pre-tax
Salaries and benefits – severance (a)	$9	$24
Salaries and benefits – other (b)	42	42
Other operating expenses (primarily relating to property and systems rationalization)	11	29
	$62	$95

a) Severance costs relate to approximately 200 positions in the second quarter 2008 and approximately 350 positions through the six months ended June 30, 2008, which have been, or are in the process of being, eliminated.

b) Other salaries and benefits costs relate primarily to contract buyouts.

The Company currently anticipates that these charges and other actions arising from the expense review will lead to cost savings of approximately $25 million to $35 million in 2008, rising to $45 to $55 million in 2009.

4. Adjusted Operating Income

Adjusted operating income is defined as operating income excluding net gains/losses on disposal of operations and the charges related to the 2008 expense review. Operating income is the most directly comparable GAAP measure, and the following tables reconcile adjusted operating income to operating income for the three and six months ended June 30, 2008 and 2007:

	Three months ended June 30,
	2008	2007	% Change
Operating Income, GAAP basis	$77	$138	(44)%
Excluding:
Severance costs (a)	9	-
Salaries and benefits – other (b)	42	-
Other operating expenses (primarily relating to property and systems rationalization)	11	-

Adjusted Operating Income	$139	$138	1%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	11.6%	22.0%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.0%	22.0%

a) Severance costs relate to approximately 200 positions in the second quarter 2008, which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $nil in second quarter 2008 ($nil in second quarter 2007).

b) Other salaries and benefits costs relate primarily to contract buyouts.

	Six months ended June 30,
	2008	2007	% Change
Operating Income, GAAP basis	$302	$376	(20)%
Excluding:
Severance costs (a)	24	-
Salaries and benefits – other (b)	42	-
Other operating expenses (primarily relating to property and systems rationalization)	29	-

Adjusted Operating Income	$397	$376	6%
Operating Margin, GAAP basis, or Operating Income as a percentage of Total Revenues	20.7%	27.5%
Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	27.3%	27.5%

a) Severance costs relate to approximately 350 positions which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $1 million in the six months ended June 30, 2008 ($1 million in the six months ended June 30, 2007).

b) Other salaries and benefits costs relate primarily to contract buyouts.

5. Adjusted Net Income

Adjusted net income is defined as net income excluding net gains/losses on disposal of operations and the charge related to the 2008 expense review. Net income is the most directly comparable GAAP measure, and the following tables reconcile adjusted net income to net income for the three and six months ended June 30, 2008 and 2007:

	Three months ended June 30,			Per diluted share Three months ended June 30,
	2008	2007	% Change	2008	2007	% Change
Net Income, GAAP basis	$39	$78	(50)%	$0.27	$0.54	(50)%

Excluding:
Severance costs, net of tax ($2) (a)	7	-		0.05	-
Salaries and benefits – other, net of tax ($12) (b)	30	-		0.21	-
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($3)	8	-		0.06	-

Adjusted Net Income	$84	$78	8%	$0.59	$0.54	9%

Diluted shares outstanding, GAAP basis	142	145

a) Severance costs relate to approximately 200 positions in the second quarter 2008, which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $nil in second quarter 2008 ($nil in second quarter 2007).

b) Other salaries and benefits costs relate primarily to contract buyouts.

	Six months ended June 30,			Per diluted share Six months ended June 30,
	2008	2007	% Change	2008	2007	% Change
Net Income, GAAP basis	$205	$247	(17)%	$1.43	$1.65	(13)%

Excluding:
Severance costs, net of tax ($7) (a)	17	-		0.12	-
Salaries and benefits – other, net of tax ($12) (b)	30	-		0.21	-
Other operating expenses (primarily relating to property and systems rationalization), net of tax ($8)	21	-		0.15	-

Adjusted Net Income	$273	$247	11%	$1.91	$1.65	16%

Diluted shares outstanding, GAAP basis	143	150

a) Severance costs relate to approximately 350 positions through the six months ended June 30, 2008, which have been, or are in the process of being, eliminated as part of the 2008 expense review. Severance costs also arise in the normal course of business and these charges (pre-tax) amounted to $1 million in the six months ended June 30, 2008 ($1 million in the six months ended June 30, 2007).

b) Other salaries and benefits costs relate primarily to contract buyouts.

WILLIS GROUP HOLDINGS LIMITED
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q2 YTD
Revenues
Commissions and fees	$711	$600	$542	$610	$2,463	$772	$641	$1,413
Investment income	24	23	25	24	96	22	20	42
Other income (a)	4	3	7	5	19	1	-	1
Total Revenues	739	626	574	639	2,578	795	661	1,456
Expenses
Salaries and benefits	377	360	352	359	1,448	411	428	839
Other operating expenses	111	114	116	119	460	149	141	290
Depreciation expense and amortization of intangible assets	16	17	16	17	66	16	17	33
Gain on disposal of London headquarters	(3)	(3)	(3)	(5)	(14)	(6)	(2)	(8)
Net gain on disposal of operations	-	-	-	(2)	(2)	-	-	-
Total Expenses	501	488	481	488	1,958	570	584	1,154
Operating Income	238	138	93	151	620	225	77	302
Operating Income margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%	11.6%	20.7%
Interest expense	12	19	17	18	66	16	21	37

Income before Income Taxes, Interest in Earnings of Associates and Minority Interest	226	119	76	133	554	209	56	265
Income taxes	68	36	12	28	144	60	12	72

Income before Interest in Earnings of Associates and Minority Interest	158	83	64	105	410	149	44	193
Interest in earnings of associates, net of tax	19	(4)	5	(4)	16	26	(3)	23
Minority interest, net of tax	(8)	(1)	(2)	(6)	(17)	(9)	(2)	(11)
Net Income	$169	$78	$67	$95	$409	$166	$39	$205

Earnings per Share
- Diluted	$1.10	$0.54	$0.46	$0.66	$2.78	$1.16	$0.27	$1.43
Average Number of Shares Outstanding
- Diluted	154	145	145	145	147	143	142	143

a) Other income represents the gains on the disposal of intangible assets, including books of business. This income was previously recorded within commissions and fees.

WILLIS GROUP HOLDINGS LIMITED
SEGMENTAL SUPPLEMENTAL FINANCIAL INFORMATION
(in millions) (unaudited)

	2007					2008
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q2 YTD
Commissions and Fees (a)
Global	$261	$186	$161	$142	$750	$277	$191	$468
North America	184	194	180	193	751	191	193	384
International	266	220	201	275	962	304	257	561
Total Commissions and Fees	$711	$600	$542	$610	$2,463	$772	$641	$1,413

Total Revenues
Global	$272	$197	$173	$154	$796	$285	$199	$484
North America	193	202	190	201	786	196	197	393
International	274	227	211	284	996	314	265	579
Total Revenues	$739	$626	$574	$639	$2,578	$795	$661	$1,456

Operating Income (b)
Global	$122	$56	$37	$10	$225	$133	$58	$191
North America	27	44	32	49	152	27	32	59
International	87	43	27	94	251	104	58	162
Corporate and Other (c)	2	(5)	(3)	(2)	(8)	(39)	(71)	(110)
Total Operating Income	$238	$138	$93	$151	$620	$225	$77	$302

Organic Commissions and Fees Growth
Global	3%	0%	2%	(7)%	0%	2%	0%	1%
North America	6%	5%	2%	(7)%	1%	3%	(1)%	1%
International	8%	7%	7%	9%	8%	5%	10%	7%
Total Organic Revenue Growth	6%	4%	4%	0%	3%	3%	3%	3%

Operating Margin (b)
Global	44.9%	28.4%	21.4%	6.5%	28.3%	46.7%	29.1%	39.5%
North America	14.0%	21.8%	16.8%	24.4%	19.3%	13.8%	16.2%	15.0%
International	31.8%	18.9%	12.8%	33.1%	25.2%	33.1%	21.9%	28.0%
Total Operating Margin	32.2%	22.0%	16.2%	23.6%	24.0%	28.3%	11.6%	20.7%

a) With effect from January 1, 2008, gains on the disposal of intangible assets, which were previously reported within ‘Commissions and fees,’ are now reported separately as ‘Other income.’ As a result of this change, $17 million previously reported within North America’s commissions and fees and $2 million previously reported within International in full year 2007, are now reported within other income. There was no impact on organic commissions and fees growth as originally reported for the three and six months ended June 30, 2007.

b) Also with effect from January 1, 2008, the Company changed its basis of segmental allocation for central costs. In particular, all accounting adjustments for hedging transactions are now held at the Corporate level, together with certain legal costs. As a result of this change, an additional $1 million net operating loss for full year 2007, previously reported within Corporate, has been allocated to the operating segments.

c) Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, and, in first half 2008, the $95 million charge for the 2008 expense review ($33 million in first quarter and $62 million in second quarter 2008).

CONTACT:
Willis Group Holdings Limited
Investors:
Kerry K. Calaiaro, 212-915-8084
kerry.calaiaro@willis.com
or
Media:
Valerie Di Maria, 212-915-8272
valerie.dimaria@willis.com
or
Will Thoretz, 212-915-8251
will.thoretz@willis.com